

Michigan
Lake Erie
Massachusetts
Connecticut
RI
Illinois
Ohio
Pennsylvania
Indiana
New Jersey
WASHINGTON, D.C.
Delaware
Maryland
West Virginia
Kentucky
Saltville
Early Grove
Virginia
Tennessee
North Carolina
South Carolina
Georgia
Alabama
Atlantic Ocean
Florida
VGC Storage Facility
VGC Pipeline
Natural Gas Transmission Pipeline
VGC Customers
Knoxville Utilities Board
Citizens Gas Utility District
Hawkins County Utility District
Jefferson-Cocke Co. Utility District
Hope Gas
Atmos Energy
Roanoke Gas
Powell Clinch Utility District
Sevier County Utility District
Etowah Utilities
S. Carolina Elec. & Gas
Public Service of NC
Washington Gas
Southwestern VA Gas
Sequent
Piedmont Natural Gas
Municipal Gas Auth. of GA
Patriots Energy Group
Baltimore Gas & Electric
Virginia Gas Company
1096 Ole Berry Drive
Abingdon, VA 24210
800 622 2380